Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 532,722,806.00		$ 73,569.02
	Total Transaction Valuation:	$ 532,722,806.00
	Total Fees Due for Filing:			$ 73,569.02
	Total Fees Previously Paid:			$ 73,569.02
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value was calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 per share (the "Shares"), of Ares Strategic Income Fund ("ASIF"), based upon the net asset value per share as of April 30, 2026, of $26.95. This amount was based upon the offer to purchase up to 19,767,080 Shares of ASIF. The fee of $73,569.02 was paid in connection with the filing of the Schedule TO-I by ASIF (File No. 005-93861) on May 20, 2026. The amount of filing fee was calculated at $138.10 per $1,000,000.00 of the transaction value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources